John J. Shalam - Chairman of the Board
Comments at Shareholders’ Meeting

Thanks Glenn. I'd like to welcome you all to our Fiscal 2016 Annual Meeting of Shareholders. Before commenting on our business, I'd like to first extend my sincere appreciation and gratitude to our 2,100+ employees around the world. Last year...we celebrated our 50-year anniversary. And, over the past year, I've reflected a lot on just how far we've come...what we've been through in both good times and bad...and the individual experiences I've had with many of you. I sincerely want to thank you all.

I'd like to also congratulate our directors on their election. Pat, Michael, Peter, Paul, Ari and our newest director Denise Gibson...congratulations. I look forward to working with you in our support of management and in the interests of our shareholders. I would also like to congratulate Grant Thornton on their election as our auditors. To those who are here with us today, and to your extended teams, thank you for the support you have given our Company.

We have so many good things happening at VOXX and I remain very optimistic about our potential. I truly do. With that said, Fiscal '16 was a challenging year....and, we did not deliver the results we had anticipated. For the past several years, in fact, as we've transitioned the Company into manufacturing and new, emerging technologies, our results have disappointed and it's reflected in our share price. As the single largest shareholder of VOXX, this has impacted me most. But I believe in this team...I believe in the strategy we have in place...and I believe firmly, that Fiscal ‘17 will show a return to profitability with both top- and bottom-line growth in the years that follow. And here is why:

Let's start with Automotive, which comprises more than half of our business.

We reported approximately $352 million in automotive sales last year, down less than $17 million excluding the Euro impact. More than a third of the decline was related to the sale and licensing of our Jensen 12-volt business, and the remainder was in the domestic aftermarket. On a dollar-to-dollar basis, our OEM business was up and we have secured a large number of multi-year contracts, which bodes well for our future. This year, we expect the category to be flat to down slightly as the aftermarket will continue to decline, and we have a few OEM programs that will be ending throughout the year.

What’s fueling my optimism is the pace at which we’re winning new awards and the volume! Over the past five years, since we acquired Hirschmann, our automotive business has secured over $850 million in new contracts. What’s more telling, however, is the fact that more than $500 million has been awarded over the past 12-18 months and approximately $350 million over the past two quarters. Investors have seen increased R&D spending without the sales to match, but with all of these awards and the volume of booked business we now have in place, we fully expect to see growth from Automotive in Fiscal ‘18 and continuing for years to come. Technology is the key and with our smart antennas, our multi-tuners, our rear-seat infotainment systems and our other advanced technologies in the works, we have differentiated and innovative solutions for the global markets.

The Premium Audio category, led by our Klipsch and Jamo brands, was also challenged last year, and we posted net sales of approximately $140 million, down $19 million excluding the Euro impact. Pat has talked at length as to the reasons why but to summarize, for the past two years we’ve seen a transition. Our core speaker business was hurt by the transition to soundbars. The headphone market became extremely crowded and somewhat commoditized. And we had some older product lines that were phased out, which impacted our margins and led to losses. We have taken action. We reorganized our structure, we took out costs while improving efficiencies, and re-allocated investment dollars towards R&D.

Top-line declines started to lessen in the back-end of the year and our gross margins showed considerable improvement on the heels of some of the newer digital technologies we brought to market. In the first quarter, which we reported in May, we returned to growth - with net sales up 10% and a 250 basis point gross profit margin improvement. We believe this is only the beginning and expect Streaming Audio, Play-Fi, Dolby Atmos speakers, soundbars, and portable Bluetooth wireless speakers will drive growth and profitability in this segment.

Lastly, our Consumer Accessories Group. Last year, sales declined by approximately $1 million, excluding the Euro impact. We had expected growth and our results did not meet expectations. Product delays, lackluster retail sales during the Holidays and a tepid international market all contributed to lower performance. We also had higher expenses associated with our acquisition of a majority stake in biometrics leader EyeLock....without revenue contributions.

We have every reason to believe this category will grow in Fiscal ‘17 and here are a few reasons why:

•	Our 360Fly 4K action cameras just began shipping and we’re opening up big-box retail distribution and expanding with independent and specialty outlets.

•
Our reception business, where we hold #1 market share with our RCA and Terk brands, should grow as retailers are investing in ‘cut-the-chord’ campaigns and we expanded distribution to include cable operators. Internationally, we may benefit as well as there is an anticipated digital set-top box conversion planned in Germany later this year.

•
Our 808 Audio and Acoustic Research brands are also holding strong, especially in the Bluetooth and wireless speaker categories. 808 Audio, which was introduced a few years ago, now holds the #6 market position.

While we expect the category to grow, it will lose money, as we have a full year’s worth of EyeLock expenses. On our last conference call, both Pat and Mike spoke to the importance of R&D and technology...and with EyeLock, we believe we have the best iris authentication solution in the market. We have a number of partnerships in place, tests are underway and rollouts upcoming...we need to ensure that our technology remains at the forefront! The opportunities with biometrics are only growing, especially with the Internet of Things....and we believe the next year or two will be crucial for the future of EyeLock...and for our Company.
In closing, no one at VOXX is pleased when losses are reported. We expect to grow this year, and we expect to be profitable.

Next year, when we anticipate even better improvements given the contracts in Automotive, the turnaround within Premium Audio, and the opportunities EyeLock, 360Fly and our other Consumer brands have in store.

I want to thank all of you for your patience and support and we will now open up the meeting for questions. Glenn?

Glenn Wiener:
Do any shareholders of record have any questions for the Board? Please identify yourself.
Bob Truchillo (shareholder):

My name is Bob Truchillo. I am a shareholder. I have a complaint and I have a suggestion. It’s not that really that significant, but I couldn’t find the date or information for this meeting. If you get up on the internet, there’s no clue as to where it was being held. And for a company of your size, it’s kind of amazing to me. But that was my compliant, I would think it’s easy to fix, and I would certainly suggest that you do that. My suggestion. I’ve been a stockholder and I’ve done business with VOXX for quite some time. I’ve seen a lot of change over the years. I’ve seen you try a lot of different things. And, come out with a lot of new products. And, I think there’s one more thing you can do that would be very helpful. One, you could give me $1 million, that would be nice, but I don’t think you’re going to do that (laughter). But, the other thing you could do, is you could take advantage of the fact that you have so many stockholders that can help the company do better. You have so many new products. I mean, you’ve gotten involved with RCA. You’ve gotten involved with EyeLock. You do try a lot of different things. Why not have some kind of a program where somehow, you let your stockholders take advantage of some of these items. I would, if it were me, I would give them one and say, listen, this is something new we’re doing. This is something you ought to try. This is something we’d like your opinion about as to whether it’s a crazy idea or a good idea. I can tell you that I’ve tried a couple of your products. I love your little speaker. The little round thing that sells for like $20. That’s really great. I also tried your EyeLock. I’m not going to tell you what I think about that. It may be great, but you have to be a wizard to figure out how it works. So if you had a few people try it and came back, and said, oh, this is how you have to do it. You’d get so much information that would tell you this is how you make products so much better. Think about a cereal. A company comes out with a cereal and they think it’s wonderful because their testing staff, whoever they are, they think it’s great. When their boss asks, they think it’s wonderful. Send it out to the people that eat the cereal and have them say, wow, there’s too much salt, too much sugar. Whatever. I have a feeling that some of the things we’re doing can be done better and I think it’s a great way to get independent people providing you with more information about the quality and other things about the items we’re producing. My complaint with the EyeLock item was, I had to figure it out. And after hours and hours and hours, I finally got it. And it wasn’t that it wasn’t working. It just would have been nice if there were a couple of lines that said, by the way if you try to get up on an internet site and they’re doing something weird, you’ve got to do something weird. Well, I had to find it out the hard way. I’m a pretty persistent type of person and I have an engineering background and challenges are something I enjoy. Most people don’t like challenges. So, they might look at that and say this isn’t ready, it isn’t right, or something. So my suggestion is, think about what you have, think about what we have, and maybe you could promote the product. I know when you give things away it costs something. But think about the value that you might get back in stockholder appreciation and in stockholder independent analysis of the products we’re making and I think you’ll come out ahead. Thank you.
John Shalam:
Thank you, excellent comments and I thank you very much for your interest in helping us. In terms of the announcement of the location and timing of the shareholders meeting, Glenn, I believe we put out a notice to all shareholders, right?
Glenn Wiener:
Right, it’s filed in our DEF 14A, our proxy statement. But to that point, we can list it on the web to make it easier for everybody, without question.
John Shalam:
Please make sure that happens, ok. Secondly, with respect to getting our shareholders more interested in our products, and more involved, and maybe having access, I think that’s a very, very good idea. And, I will work with our PR people, Ann…this is something you might get involved with. And, to have better communications with our shareholders. We have a mailing list announcing new products, announcing their features, what do they look like, what do they sell for, and when they are available. And perhaps attaching a coupon to the letter offering for our shareholders, a discount if they want to order one from us at the time we introduce the product. I think that might be an attractive situation and it will certainly create some interest among our shareholders. Ok. Lastly, in terms of the EyeLock problem, sitting right here is my nine year old grandson, Nathaniel, and he’ll be very happy to show you how to work it. (Laughter) Thank you for your comments. They are very much appreciated.
Glenn Wiener:
Are there any other questions from shareholders? Marty.
Marty Novick (shareholder):
Can you tell us approximately what the pro-forma income would be on the Jensen business? I know that we sold the inventory and we are getting a percentage of their sales. What would that projected income be?
Pat Lavelle:
Hello Marty. We don’t break out this type of information. It falls within our Automotive segment.
Marty Novick (shareholder):
Is it a secret? There’s goodwill and $185 million is intangible assets, which is approximately $290 million. Substantial of what we’re showing in assets. I understand what goodwill is although I don’t know how much is real. The intangible assets of $185 million, what exactly that?
Pat Lavelle:
Intangible assets are the customer relationships that go along with acquisitions. When we do an acquisition, there’s goodwill that’s attached to it. There are brand names and things like that. And there are the customer relationships and things that come along with the acquisition that get valued and go on the balance sheet.
Marty Novick (shareholder):
Is there a set formula on how to value this?
Pat Lavelle:
Yes there is. And it’s…
Michael Stoehr:
Marty, what usually happens is that you will value the assets of the company, and the intangibles that Pat mentioned are customer relationships, trademarks and assembled workforce, and each one of these components is then independently valued. We hire an evaluation expert, which…
Loriann Shelton:

Marty, on Page 63 is a breakdown so you can look at the exact number of what it’s made up of.
Marty Novick (shareholder):
Ok, I will look.
Michael Stoehr:
What you will see that’s your trademarks, developed technology and as Loriann pointed out, we have an independent evaluation that’s vetted through Grant, and that’s how it’s broken out.
Marty Novick (shareholder):
Thank you.
Glenn Wiener:
Are there any other questions from shareholders?
Bill Knox, Kahn Brothers (shareholder):
Hi, I’m Bill Knox from Kahn Brothers. John, I’m sorry, I walked in at the tail end of your narrative, but I heard you mention profitability next year and beyond. Can you just walk me through the details and the steps to get there, and does that assume funding EyeLock in its entirety or perhaps divesting part of it and having a lower loss on EyeLock?
John Shalam:
That questions has so many moving parts, how much time do you have?
Bill Knox (shareholder):
As much time as you do.
John Shalam:
Ok. Clearly as I’ve outlined in some of my remarks, we have specific plans and strategies for our different groups to achieve better performance, better sales, profitability, and a great deal of that is through new, innovative product introductions. We see examples of that in our Klipsch group, with our new high-end soundbars which are moving very well. We see that in our Accessories group with 808 Speakers, which have become the #6 selling brand in the country after a few short years, and we continue to invest in developing and promoting our other product lines. We see this in all of our divisions. We see this in our Hirschmann group, as I pointed out. Maybe you walked in after my remarks. Hirschmann has accumulated a very substantial number of new contracts, which will create great revenues for us in the coming few years. And just in the last 12-18 months, we booked over $900 million of new business (pause). Over $500 million.
Bill Knox (shareholder):
John, what timeframe would that be?
John Shalam:

They are going to be in the next…some of them start in 2018. Some of them start in 2019. Some in 2020 and they go on, on the average of 3-4 years. The only problem with these contracts is that you have to continue investing in development to get these programs ready, to get them to interface with these vehicles, and there is a substantial investment in engineering resources. And, in most cases, the car manufacturers are very familiar with this situation and do advance an allowance. It’s called NRE, non-recurring expense, to cover these expenses as well. And we’ve had such income in the past and we project that we will continue to enjoy that. So putting all of these things together, I think the company is now in a very good position to show strong results for the coming year, to see movements in revenue, and to see growth in EBITDA and cash flow. The EyeLock situation is a different situation all together. It’s really not generating much revenue at this time and it does have a substantial cash burn. And, we are studying very different opportunities that we have to benefit and take advantage of the technology of EyeLock, to find new sources of interest, possible partners, and, as well, several programs which are under development which could create substantial interest in the EyeLock corporation. I’d be very happy to sit with you Bill, after this meeting to go into many more details if you wish.
Bill Knox (shareholder):
I’ll take you up on that thanks. Just one final question. Can those contracts be funded internally with the cash flow you have or capital from the holding company or elsewhere?
As of this time, we are comfortable funding the operations of EyeLock from our own internal resources and through our bank line.
Bill Knox (shareholder):
I’m sorry John, I was referring to Hirschmann and those new contracts.
Pat Lavelle:
Hirschmann right now and since we’ve acquired them has been self-funding and we anticipate that we will be able to. John indicated with a lot of these programs, comes and NRE payment as we meet milestones in the product development cycle. And between that and our internal funding over at Hirschmann, we should be able to handle everything that we’re planning.
John Shalam:
Ok. Any further questions? Discussions? Eric?
Eric Sky (shareholder):
Can you or any of the other board members give some insight as to why there is such an extremely low participation by them in the stock holdings? If the information publicly available is accurate, over the past 12 years or so, there has been close to 400 insider trades, only 10 of which have been purchases. Everything else has been option sales or such. Even at these ridiculously…or what seems to be ridiculously low prices, it seems no one is buying. Perhaps the actual board members can answer as well.
John Shalam:
They’d be happy to. If you refer to again, to the proxy statement, we initiated a program three years ago that’s a SERP, a senior executive retirement plan that allocates shares of stock of the corporation to key executives every year based on performance. And this was done not only in the interest of providing for the future well-being of these executives, but as well, so that they will have skin in the game, they would be able to share more of their outlook with shareholders by owning substantial shares of stock. What page is that on?
Michael Stoehr:
Page 27.
John Shalam.
Page 27. Read the proxy and you will see how this program is developed. It’s important and how it will grow materially over the years. In terms of the individual directors owning shares, this is a very attractive level right now and we are working closely with our directors. Our legal department has issued specific details of how to proceed with how to buy stock in the corporation as a director, because you have to be very careful. There are huge legal technicalities involving insider trading, prior knowledge of events, and all kinds of stuff like this. But Dianne Camelo who is here, has put out a specific plan. Our directors are well aware now of the situation and several of our directors are executing stock purchase programs as a result of the low stock. They see the potential there. And we will continue to encourage our directors to participate in the ownership of the stock.
Bill Knox (shareholder):
John, can I follow-up on that? I have not seen any filings, or Form 4’s. Is there any reason why we haven’t seen them, or will we see them? For Form 4’s, I haven’t seen any filings or purchases.
Pat Lavelle:
Bill, we have a window that opens to file 10b-5 programs and things like that. Three days after our announcement for the quarter. So we are in the process of doing that now. The window is open until August 16th and I would expect you’d see some activity in this period.
John Shalam:
But I have to tell you that the legalities, rules and regulations with the SEC have become so convoluted that it really has become an obstacle for directors, who want to contribute, to buy shares and participate in the growth, and in the past, some of our directors have had shares…I should say, some of our executives have had shares and have gotten hit, because of these regulations with material losses. They received, or bought the stock and subsequently were not able to sell it. It’s not an easy process and you know that Bill. But we will find a way to make it happen.
Bill Knox:
Thank you.
Denise Gibson:
If I may, Denise Gibson. I believe there was a request for an individual director. Being the newest director at VOXX, so I’m one year, I’m more than pleased to now have an understanding as to how I can proceed. And, for me personally, I have a deliberate intention to proceed. I know you wanted some director feedback.

Bill Knox:
Thank you. It’s relevant because if you are a director and you are representing everyone on this side of the room. So you have skin in the game. I know windows have been tight and that’s why when the window is open for a brief time, it’s time to strike the iron while it’s hot if you believe in the business plan. And it’s telling either way.
Ari Shalam:
Hi Bill. I actually received options and exercised them. And there was a significant tax on that. And I paid taxes because it was a grant. The Board compensation levels are relatively low, I mean, it’s just the way the company works. It’s hard for folks to sort of, exercise, spend the money, pay the taxes…for a lot of folks, it’s a lot of carry. I can do it, I did it. I have no problem doing it and I’ll do it again. Also, you know, to buy, and then if you have some options that you got a few years ago, that are going to expire six months from now, you can get caught with a short swing profit and that’s bad. And then you have to have no insider information. That’s a tough…that’s a tough hurdle, because you only find out afterwards if you get sued. It’s kind of delicate. I did it, I plan on doing more, but to do it, I have to talk to Dianne, I have to talk to my broker, they have to fill out forms…it’s a whole process. So we’re going to do it, we’re going to do more.
Eric Sky (shareholder):
I appreciate it as well, but I think my point is that this has been going on for many, many years, you know, the Board and management also expresses optimism, things are going to be better next year, we’re on a growth path, we’ll be profitable, we have all of these things coming up. And yet, no one seems to be that optimistic to put a little skin in the game and say, you know what, I agree, I think we are on the right path and whether there is going to be this thing of options coming due, to me, it would be a long-term situation. I mean, I’ll buy it now because I think 10 years from now, or five years from now, it will be a great thing. Not that well, there’s a swing for six months and I’ll have a problem.
Ari Shalam:
I don’t disagree. That’s why I bought more. And I think you just heard that other folks are going to buy.
Eric Sky (shareholder):
Ok.
Ari Shalam:
And you know, Pat, Mike and my dad, they have a lot of skin in the game. They are here, they are voting with their feet. Their salaries, their SERP compensation, it’s all here. It’s not like we have this 15 person board, it’s us, and we all have unique situations but we’re doing it where we can and I think you are going see more.
John Shalam:
I’d like to remind you that I am the largest shareholder of the corporation today. And I have more skin in the game and more at stake than anybody in this room put together and the success of VOXX is critical to my personal wellbeing and to my families’ financial well-being as well. So we are all very focused.

Glenn Wiener:
Are there any more questions? Ladies and gentlemen, at this time, the meeting is officially adjourned. Thank you.

John Shalam:
If there is nothing further to come before the meeting, I now declare this meeting adjourned.